Exhibit 99.2

[EXECUTION VERSION]

PURCHASE AND SALE AGREEMENT

Plains Exploration & Production Company,

a Delaware corporation

(“Seller”)

and

Statoil Gulf of Mexico LLC,

a Delaware limited liability company

(“Buyer”)

September 15, 2006

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND PURCHASE OF PROPERTIES		6
2.1	Sale and Purchase of Properties	6

ARTICLE 3 PURCHASE PRICE		7
3.1	Purchase Price	7

ARTICLE 4 ADJUSTMENTS TO PURCHASE PRICE		7
4.1	Increases in Purchase Price	7
4.2	Decreases in Purchase Price	8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		8
5.1	Organization	8
5.2	Authority	8
5.3	No Conflict	8
5.4	Enforceability	9
5.5	Status of Seller	9
5.6	No Default	9
5.7	Litigation	9
5.8	Finder’s Fees	9
5.9	Sale Contracts	9
5.10	Compliance with Law and Permits	9
5.11	Property Obligations	10
5.12	Timely Payment	10
5.13	Current or Contemplated Commitments	10
5.14	Tax Matters.	10
5.15	Contracts	10

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		11
6.1	Organization	11
6.2	Authority	11
6.3	No Conflicts	11
6.4	Enforceability	11
6.5	Independent Evaluation	11
6.6	Closing Funds	11
6.7	No Further Distribution	12
6.8	Buyer’ Ability to Take Title	12
6.9	Finder’s Fees	12

ARTICLE 7 COVENANTS OF SELLER		12
7.1	Conduct of Business Pending Closing	12
7.2	H-S-R Act	13

i

7.3	Satisfaction of Conditions	13
7.4	Consents and Approvals	14
7.5	Access.	14
7.6	Cooperation on Tax Matters	14
7.7	Notice of Breach of Representations or Warranties	14

ARTICLE 8 COVENANTS OF BUYER		15
8.1	H-S-R Act	15
8.2	Satisfaction of Conditions	15
8.3	Notice of Breach of Representations or Warranties	15

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		15
9.1	Representations and Warranties	15
9.2	Covenants	15
9.3	No Litigation	15
9.4	H-S-R Act	15

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		16
10.1	Representations and Warranties	16
10.2	Covenants	16
10.3	No Litigation	16
10.4	H-S-R Act	16

ARTICLE 11 TITLE MATTERS		16
11.1	Title Defect Notice	16
11.2	Determination of Title Defects and Defect Values	16
11.3	Calculation of Defect Value	17
11.4	Exclusion of Properties Subject to Title Defects	18
11.5	Purchase Price Adjustment for Title Benefits	18

ARTICLE 12 ENVIRONMENTAL MATTERS		19
12.1	Presence of Wastes, NORM, Hazardous Substances and Asbestos	19

ARTICLE 13 CLOSING		19
13.1	The Closing	19
13.2	Closing Statement	19
13.3	Closing Deliveries	19

ARTICLE 14 ALLOCATION OF RISK		20
14.1	Seller’ Indemnity	20
14.2	Survival of Seller’ Representations and Warranties	21
14.3	Buyer’ Indemnity	21
14.4	Assumption by Buyer	21
14.5	Limitations of Warranties	22
14.6	Notice of Losses	23
14.7	Defense of Losses	23

ARTICLE 15 RISK OF LOSS		24
15.1	Casualty Loss	24
15.2	Buyer’ Risk of Loss	24

ARTICLE 16 TERMINATION AND REMEDIES		24
16.1	Termination	24
16.2	Effect of Termination	25
16.3	Specific Performance and Other Remedies	25

ARTICLE 17 ADDITIONAL COVENANTS		25
17.1	Further Assurances	25
17.2	Access to Records by Seller	25
17.3	Final Settlement	26
17.4	Assumed Contracts	26

ARTICLE 18 ARBITRATION		26
18.1	Determination	26
18.2	Decision Binding	26

ARTICLE 19 MISCELLANEOUS		27
19.1	Notice	27
19.2	Governing Law	27
19.3	Assignment	27
19.4	Entire Agreement	28
19.5	Amendment; Waiver	28
19.6	Severability	28
19.7	Construction	28
19.8	Confidentiality	29
19.9	Headings	29
19.10	Counterparts	29
19.11	Expenses, Fees and Taxes	29
19.12	Laws and Regulations	30
19.13	Tax-Deferred Exchange Option	30
19.14	Public Announcements	30
19.15	Limitation on Damages	31

Exhibits and Schedules:

Exhibit A:	Leases
Exhibit B:	Wells; WI/NRI; Allocated Values
Exhibit C:	Form of Assignment
Exhibit D:	Non-foreign Affidavit

Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 7.1.1	AFEs/Approved Capital Expenditures

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on September 15, 2006 by and among Plains Exploration & Production Company, a Delaware corporation (referred to as “PXP” or “Seller”) and Statoil Gulf of Mexico LLC, a Delaware limited liability company (referred to as “Statoil” or “Buyer,” and together with Seller, as the “Parties”).

ARTICLE 1

DEFINITIONS

“Adverse Environmental Condition” means any contamination or other similar condition exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection or restoration of the environment that requires remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including Environmental Laws. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term shall abrogate or limit Seller’ or Buyer’ respective indemnity and hold harmless obligations under Section 14.1 and 14.3.

“AFEs” is defined in Section 5.13.

“affiliate” means any person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a person which directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, and for which purpose and for the purpose of other provisions of this Agreement “person” shall mean any individual, corporation, government, partnership, company, group, authority, association, joint venture, enterprise, trust or other entity.

“Agreement” is defined in the preamble.

“Allocated Value” with respect to any Property means the value allocated to Seller’s interest in such Property as set forth on Exhibit B.

“Assignment” is defined in Section 13.3.1.

“Assumed Contracts” are defined in Section 17.4.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer’s Assumed Liabilities” is defined in Section 14.4.

“Buyer Group” means Buyer, its respective affiliates and its, and its affiliates’, respective employees, officers, directors, agents and representatives.

“Buyer’s Representatives” is defined in Section 7.5.1.

“Casualty Loss” is defined in Section 15.1.

“Claim Notice” is defined in Section 14.6.

“Closing” is defined in Section 13.1.

“Closing Date” is defined in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended (or any applicable provisions of any successor statute).

“Computed Interest” means the lesser of (a) simple interest at a rate of 5.25% per annum or (b) the maximum simple rate of interest allowed by applicable law.

“Confidentiality Agreements” are defined in Section 19.4.

“Contracts” are defined in Section 2.1.3.

“Defect Notification Deadline” means 5:00 p.m., Houston, Texas time, on October 15, 2006.

“Defect Value” means with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect and (b) the amount determined in accordance with Sections 11.2 and 11.3 with respect to such Title Defect.

“Easements” are defined in Section 2.1.4.

“Effective Time” is defined in Section 2.1.

“Electing Party” is defined in Section 19.13.

“Environmental Laws” means all applicable laws and regulations concerning or relating to the pollution, protection or restoration of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act

of 1990, as such laws have been and may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Environmental Obligations” is defined in Section 14.3.

“ERISA Liability” means any obligation, liability or Losses attributable to or arising out of (a) Seller’s or its affiliates’ employment relationship with the employees of Seller or its affiliates prior to Closing or (b) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by Seller or by any trade or business, whether or not incorporated that together with Seller would be a “single employer” (as defined in Section 4001(b) of ERISA.

“Facilities” is defined in Section 2.1.2.

“Final Settlement Statement” is defined in Section 17.3.

“Franchise Tax Liability” means any tax imposed by a state on Seller or any of its affiliates’ net income and/or capital for the privilege of engaging in business in that state.

“Good and Defensible Title” means such title to the Properties that (a) (i) entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B in all Hydrocarbons produced from the Wells or Leases described in Exhibit B and (ii) obligates Seller to bear not more than the Working Interest set forth in Exhibit B in the Wells or Leases described in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest or unless such greater bearing share is identified in the Contracts listed on Exhibits A or B), (b) with respect to all other Properties not described on Exhibit B, is defensible, and (c) is free and clear of all liens and encumbrances, except for those disclosed in the Leases, Contracts, Easements or Permits or as identified in Exhibit B.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons and carbon dioxide.

“Income Tax Liability” means any obligation, liability or Losses of Seller or any of its affiliates attributable to any federal, state, or local income tax measured or imposed on the net income of Seller or any of its affiliates that was or is attributable to Seller or any of its affiliates’ ownership of an interest in or operation of the Properties.

“Indemnified Party” is defined in Section 14.6.

“Indemnifying Party” is defined in Section 14.6.

“Lease” is defined in Section 2.1.1.

“Liquidated Title Defect Payment” is defined in Section 11.3.3.

“Lands” is defined in Section 2.1.1.

“Loss Notice” is defined in Section 14.6.

“Losses” means any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, payments, charges, judgments, assessments, liabilities, damages, deficiencies, penalties, fines, obligations, responsibilities, costs and expenses paid or incurred (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, (a) penalties and interest on any amount payable to a third party as a result of the foregoing, (b) any legal or other expenses reasonably incurred in connection with investigating or defending any claim, demand or legal proceeding, whether or not resulting in any liability and (c) all amounts paid in settlement of claims, demands, or legal proceedings.

“Material Adverse Effect” means a material adverse effect (other than resulting from market conditions generally in the oil and gas industry) on the ownership, use or value of the Properties taken as a whole.

“Minimal Defect” means any individual Title Defect with a Defect Value of less than $500,000.

“MMS” means the Minerals Management Service.

“Net Revenue Interest” means Seller’s interest in and to all production of Hydrocarbons saved, produced and sold from any Well or Lease described in Exhibit B.

“NORM” means naturally occurring radioactive material.

“P&A Obligations” means, to the extent required by applicable laws, rules or regulations or the terms of the Leases or the Contracts, (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Properties or otherwise drilled on the Lands, (b) the dismantling or decommissioning and removal of any platforms, fixtures, personal property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties, or otherwise, pursuant to the Leases or Contracts and (c) the clean up, restoration and/or remediation of the Lands covered by the Leases or related to the Properties.

“Permit” is defined in Section 2.1.6.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and for any taxable period beginning before the Closing Date and ending after the Closing Date, the portion of such taxable period that is before and includes the Closing Date.

“Property” is defined in Section 2.1.

“Purchase Price” is defined in Section 3.1.

“PXP” is defined in the preamble.

“Records” are defined in Section 2.1.7.

“Seller” is defined in the preamble.

“Seller Group” means Seller, its affiliates and its and its affiliates’ respective employees, officers, directors, agents and representatives.

“Seller’s Knowledge” means the actual and current knowledge of the members of Seller’s senior management who as of the Effective Time are directly involved in the management of the Properties, without any duty of investigation by such officers and employees.

“Seller’s Retained Liabilities” is defined in Section 14.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax-Deferred Exchange” is defined in Section 19.13.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Benefit” is defined in Section 11.5.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Title Defect Removal” is defined in Section 11.4.

“Transfer Tax” is defined in Section 19.11.1.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, neither removed pursuant to a Title Defect Removal, nor cured, not later than two Business Days prior to Closing.

“Uncured Title Defects Value” means the aggregate Defect Value for all Uncured Title Defects.

“Well” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells or Leases set forth in Exhibits A or B, Seller’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases specified in Exhibit A and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES

2.1 Sale and Purchase of Properties. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of 7:00 a.m. Central Daylight Time on September 1, 2006 (the “Effective Time”) for purposes of the Purchase Price calculations set forth in this Agreement, all of Seller’ right, title and interest in and to the following:

2.1.1. The oil, gas and mineral leases, and the leasehold estates created thereby, described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with all other mineral interests of every nature related to the Lands and all corresponding interests in and to all the property and rights incident thereto of any nature that arise by law or otherwise, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands; and all reversionary interests, convertible interests, and net profits interests applicable to the Leases or Lands;

2.1.2. All producing, non-producing, shut-in and abandoned oil and gas or other wells located on the Leases or the Lands, including the wells described in Exhibit B (“Wells”); and all pipelines, plants, gathering and processing systems, buildings, compressors, meters, tanks, machinery, tools, utility lines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases, the Lands, or the Wells, excluding for avoidance of doubt, shore-base facilities (the “Facilities”);

2.1.3. All participation agreements, farmout and farmin agreements, operating agreements, production dedications, marketing agreements, saltwater disposal agreements and (to the extent transferable by Seller without any expense to Seller not advanced or reimbursed by Buyer or material restrictions under third party agreements) all other written contracts, contractual rights, interests and other written agreements covering or affecting any or all of the Leases, Lands, Wells, or Facilities and all rights to claims thereunder arising or attributable to periods after the Effective Time, including but not limited to those contracts and agreements described in Exhibits A and B (the “Contracts”).

2.1.4. All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Lands, Wells, or Facilities (the “Easements”).

2.1.5. All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced after the Effective Time, attributable to Seller’s interest in the Leases, Lands, Wells, Facilities, or Contracts.

2.1.6. All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells, or Facilities (the “Permits”).

2.1.7. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements not advanced or reimbursed by Buyer, all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in the actual possession or control of Seller or which Seller has the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s election, at Buyer’s expense) and relating to the operation of the Leases, Lands, Wells, or Facilities, including all title records, prospect information, title opinions, title insurance reports/policies, property ownership reports, sales materials, promotional materials, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, accounting files and contract files (the “Records”).

All of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.7 are hereinafter collectively called the “Properties” or, individually, a “Property”. The Properties shall be conveyed subject to the limitations and terms expressly set forth herein and in Exhibits A and B.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The total purchase price for the Properties shall be Seven Hundred Million Dollars ($700,000,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1. the amount of any costs and expenses actually paid, prepaid or to be paid by Seller to any third party related to owning, operating, producing and maintaining the Properties from and after the Effective Time, including capital expenditures;

4.1.2. the amount of all prepaid Taxes, including ad valorem, property and similar Taxes and assessments based upon or measured by ownership, relating to the Properties, paid by Seller and attributable to periods of time after the Effective Time;

4.1.3. the amount of all upward adjustments to the Purchase Price provided for in Section 11.5; and

4.1.4. the amount of Computed Interest, for the period from the Effective Time through the Closing Date, on the Purchase Price as adjusted by Sections 4.2.3 and 4.2.4.

4.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1. the amount of all proceeds paid or to be paid to Seller, including proceeds from the sale of production, net of all applicable Taxes and royalties paid or to be paid by Seller, attributable to the Properties for periods of time after the Effective Time;

4.2.2. an amount equal to all ad valorem, property, and similar Taxes and assessments based upon or measured by ownership, relating to the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time;

4.2.3. the amounts, if any, relating to (a) Casualty Losses pursuant to Section 17.1 or (b) Title Defect Removals under Section 11.4;

4.2.4. the amount, if any, by which the Uncured Title Defects Value exceeds five percent (5%) of the Purchase Price; and

4.2.5. any other amount provided for in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each of the statements made in this Article 5 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

5.2 Authority. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to duly and validly authorize entering into this Agreement and performing its obligations hereunder.

5.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Seller is a party (including its governing documents) or, to Seller’s Knowledge, any other material agreement or instrument by which any of the Properties is bound, or, to Seller’s Knowledge violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to any of the Properties. Schedule 5.3 sets forth those consents to assignment, preferential rights or waivers of preferential rights to purchase from third parties that are or may be required in connection with the consummation of the transactions contemplated hereby. There are no governmental consents required in connection with the consummation of the transactions contemplated hereby, other than approvals from the MMS and other governmental entities customarily obtained post-closing and, if applicable, consents required under the H-S-R Act.

5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes (and the Assignment and other agreements and instruments to be delivered by Seller at Closing, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5 Status of Seller. Seller is not a “foreign person” within the meaning of Code Section 1445 and will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit D.

5.6 No Default. Neither Seller nor, to the Knowledge of Seller, any other party to the Contracts (a) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of such other party’s obligations thereunder to the extent that such breaches or defaults have an adverse impact on any of the Properties (including, but not limited to, the performance of all obligations where the failure of which could result in the assignment or reassignment of any interests in the Leases) or (b) has given written notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Contract.

5.7 Litigation. To the Knowledge of Seller, (a) no suit, demand, proceeding, lawsuit or other litigation is pending or threatened, with respect to the Properties or the ownership or operation of any thereof and (b) there are no material facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof that could reasonably be expected to give rise to any such claim, demand, filing or other legal proceeding.

5.8 Finder’s Fees. Seller has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees with respect to this transaction for which Buyer shall have any responsibility whatsoever.

5.9 Sale Contracts. Except as set forth in the Contracts described on Exhibits A and B, there are no contracts or options outstanding for the sale, exchange or transfer of any of Seller’s interest in the Properties or any portion thereof.

5.10 Compliance with Law and Permits. To Seller’s Knowledge, (a) the Properties have been and currently are owned and operated in compliance with the provisions and requirements of all laws, rules and regulations of all governmental authorities having jurisdiction with respect to the ownership or operation of the Properties; (b) all necessary governmental permits, licenses, or other approvals with regard to the ownership or operation of the Properties have been obtained and maintained in effect and no violations exist in respect of such permits, licenses or other approvals; and (c) there exist no facts, conditions or circumstances in connection with, related to or associated with ownership or operation of the Properties that could reasonably be expected to give rise to any claim or assertion that could make the foregoing (a) or (b) untrue in the future.

5.11 Property Obligations. To Seller’s Knowledge, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid.

5.12 Timely Payment. Seller has paid its share of all costs and Taxes payable by it under the Leases, the Contracts and as required by applicable law, except those being contested in good faith.

5.13 Current or Contemplated Commitments. Schedule 7.1.1 sets forth a complete and accurate list as of the date of this Agreement of all authorities for expenditures (“AFEs”) to conduct any operations pursuant to any of the Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

5.14 Tax Matters.

5.14.1. To Seller’s Knowledge, all Tax Returns required to be filed by or on behalf of any Tax partnership owning any Property of which Seller is a partner, have been or will be duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects, and all Taxes related to the Properties owed by Seller, any affiliate of Seller, or any Tax partnership of which Seller is a partner, have been or will be timely paid in full.

5.14.2. None of the acquired Properties is subject to any lien arising in connection with any failure or alleged failure to pay any Tax.

5.14.3. To Seller’s Knowledge, there have been no waivers or extensions of any statutes of limitations with respect to Taxes or Tax Returns of any Tax partnership owning any Property of which Seller is a partner, and there are no pending or threatened Tax actions, proceedings or audits related to the Properties.

5.14.4. Except as listed on Exhibits A or B, there are no other Tax partnerships owning any Property in which Seller is a partner.

5.15 Contracts. To the Knowledge of Seller, Exhibits A and B set forth a list of all agreements and other contractual arrangements that are material to Seller’s ownership of the Properties, including but not limited to any agreement between Seller and any affiliate of Seller, any Contract to sell, lease, farmout or otherwise dispose of Seller’s interest in the Properties, any partnership agreement of any Tax partnership owning any Property in which Seller is a partner, or any option to purchase Seller’s interest in Hydrocarbons produced from the Properties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each of the statements made in this Article 6 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1 Organization. Buyer is a limited liability company validly existing and in good standing under the laws of the State of its organization. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of the United States of America, the States of Texas and Louisiana or other applicable jurisdiction if so required in order to hold and operate Properties.

6.2 Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper limited liability company and other action to duly and validly authorize entering into this Agreement and performing its obligations hereunder.

6.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

6.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Assignment and other agreements and instruments to be delivered by Buyer at Closing, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of offshore oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any of Seller’s employees or representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties.

6.6 Closing Funds. Buyer has and will have at the Closing sufficient funds to enable the payment to Seller by wire transfer of the Purchase Price in accordance with Article 13 and otherwise to perform Buyer’s obligations under this Agreement.

6.7 No Further Distribution. Buyer is not acquiring the Properties in contemplation of a distribution thereof in violation of the Securities Act of 1933, 15 U.S.C. § 77a et seq., nor any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor has Buyer participated with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer’ own funds.

6.8 Buyer’ Ability to Take Title. Buyer is qualified and shall thereafter continue to be qualified to own federal oil, gas and mineral leases in the federal waters in the Gulf of Mexico, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its affiliates with the MMS or other governmental entities and relating to the Properties are transferable to Buyer. To the extent required by any applicable laws and except to the extent, if any, that Buyer will, as of Closing, be covered by the bonds of third party operators of the applicable Properties, Buyer will have as of Closing, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable laws governing the ownership of such leases, and has filed any and all required reports necessary for such ownership with the MMS and all other governmental entities having jurisdiction over such ownership, including but not limited to adequate financial assurance in accordance with the Oil Pollution Act of 1990, as amended.

6.9 Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Seller shall have any responsibility whatsoever.

ARTICLE 7

COVENANTS OF SELLER

7.1 Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, or as required by any obligation, agreement, Lease, Contract or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, Seller will:

7.1.1. not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishment resulting from the expiration of a non-producing Lease still in its primary term or the abandonment of a Lease not operated by a Seller); (c) waive, compromise or settle any right or claim with respect to any of the Properties that could have an Material Adverse Effect; or (d) except with respect to those matters identified in Schedule 7.1.1, make capital or workover expenditures with respect to the Properties in excess of $5,000,000 (net to Seller’s interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyer of any such emergency expenditures);

7.1.2. use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. until Closing maintain all insurance with respect to the Properties as required by the terms of the Leases or Contracts;

7.1.4. use commercially reasonable efforts to obtain the consents or waivers listed on Schedule 5.3;

7.1.5. perform and comply in all material respects with all covenants and conditions contained in the Contracts;

7.1.6. promptly provide Buyer with copies of all material notices, AFEs, and correspondence delivered during the period between the Effective Date and the Closing Date that relate to the ownership and operation of the Properties;

7.1.7. pay all Taxes and assessments with respect to the Properties that become due and payable prior to the Closing Date;

7.1.8. comply in all material respects with all laws and regulations that are applicable to the Properties; and

7.1.9. consult with Buyer in relation to any matters requiring Seller’s approval under any Contract and consider Buyer’s reasonable views in connection with such any such required approval.

Buyer acknowledges that Seller owns only undivided interests in the Properties and that it is not the operator of any thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) shall not constitute a breach of the provisions of this Section 7.1, nor shall any action required by or taken pursuant to a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.1.

7.2 H-S-R Act. If determined to be necessary by the Parties, Seller shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. In such case, Seller shall consult with Buyer as to the appropriate time of filing such notifications and shall use its best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing. As of the date hereof, based upon the information available to the Parties, the Parties have determined that the Properties in the aggregate constitute “unproductive real property” within the meaning of the H-S-R Act and the rules and regulations promulgated thereunder.

7.3 Satisfaction of Conditions. Seller will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

7.4 Consents and Approvals. Within five (5) Business Days after the execution of this Agreement, Seller shall send out requests for all required consents and approvals and deliver all preferential right notices as may be required pursuant to the agreements referenced on Schedule 5.3. Seller agrees to use commercially reasonable efforts to either attempt to obtain all consents and approvals set forth on Schedule 5.3 or to ensure that such consents and approvals have expired without being exercised and have therefore been waived, except for those consents and approvals from the MMS and other governmental entities customarily obtained post-closing for transactions similar to those contemplated hereby. Seller’s failure to obtain such consents or waivers shall be considered a Title Defect under Article 11. Seller shall provide Buyer with copies of all correspondence sent and received by Seller with respect to the consents, approvals and preferential rights notices sent out in accordance with this Section 7.4.

7.5 Access. From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 7.5 and obtaining any required consents of third parties, including third party operators and other owners of the Properties (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours and upon reasonable notice, to all Records and other documents in Seller’s or any of its affiliates’ possession relating primarily to the Properties. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Properties in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

7.6 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees to retain all books and records with respect to Tax matters pertinent to the acquired Properties in accordance with each respective Party’s record retention policies, and to abide by all record retention agreements entered into with any governmental or regulatory authority.

7.7 Notice of Breach of Representations or Warranties. Seller shall immediately notify Buyer upon the discovery that any representation or warranty of either Party is, becomes or, to Seller’s Knowledge, will be untrue on the Closing Date.

ARTICLE 8

COVENANTS OF BUYER

8.1 H-S-R Act. If determined to be necessary by the Parties, Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. In such case, Buyer shall consult with Seller as to the appropriate time of filing such notifications and shall use its best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing. As of the date hereof, based upon the information available to the Parties, the Parties have determined that the Properties in the aggregate constitute “unproductive real property” within the meaning of the H-S-R Act and the rules and regulations promulgated thereunder.

8.2 Satisfaction of Conditions. Buyer will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

8.3 Notice of Breach of Representations or Warranties. Buyer shall immediately notify Seller upon the discovery that any representation or warranty of either Party is, becomes or, to the knowledge of Buyer, will be untrue on the Closing Date.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

9.2 Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4 H-S-R Act. The waiting period under the H-S-R Act, if applicable to the consummation of the sale of the Properties contemplated hereby, shall have expired or been terminated.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Seller set forth in Article 5 shall be true and correct (without reference to any materiality or knowledge qualifiers therein) at and as of the Closing as though made at and as of the Closing, except to the extent that any breaches or inaccuracies of such representations and warranties individually or in the aggregate would not have a Material Adverse Effect; provided, however, that in no event shall the existence of a Title Defect cause a representation or warranty to be untrue or incorrect.

10.2 Covenants. Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

10.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4 H-S-R Act. The waiting period under the H-S-R Act, if applicable to the consummation of the sale of the Properties contemplated hereby, shall have expired or been terminated.

ARTICLE 11

TITLE MATTERS

11.1 Title Defect Notice. Buyer shall in good faith provide Seller with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that renders Seller’s title to any Property less than Good and Defensible Title (“Title Defect”); provided, however, Buyer agrees to use its good faith efforts to notify Seller of Title Defects as promptly as possible after Buyer has discovered and made the decision to assert the same. Each Title Defect Notice shall include, in reasonable detail, a description of (i) the Well or Lease with respect to which the claimed Title Defect(s) relate, (ii) the nature of such claimed Title Defect(s) and (iii) Buyer’s calculation of the value of each claimed Title Defect(s) in accordance with the guidelines set forth in Section 11.3. Any Title Defect that is not identified in a timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer. Notwithstanding the foregoing, Buyer will not be required to provide Seller a Title Defect Notice with respect to any consent requirement referenced on Schedule 5.3.

11.2 Determination of Title Defects and Defect Values.

11.2.1. Within ten days after Seller’s receipt of a Title Defect Notice, Seller shall notify Buyer as to whether Seller agrees with the Title Defects claimed therein and/or the values proposed for such Title Defects therein. If Seller does not agree with any such claimed Title Defect and/or any such proposed value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to a Title Defect shall be the Defect Value for such Title Defect.

11.2.2. If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable attorney or other consultant experienced in title examination in the state offshore which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to a Title Defect shall be the Defect Value for such Title Defect. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree in writing to the contrary, the Closing Date shall not be deferred under this Section 11.2.2 in any event for more than ten Business Days, in which case the affected Property shall be removed from this Agreement until the disputed issues are resolved. In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the disputed issues are resolved (unless either Party shall have previously exercised their rights under Section 11.4 to effect a Title Defect Removal with respect to such Property), Seller shall convey the affected Property to Buyer and Buyer shall pay to Seller the Allocated Value minus the Defect Value so resolved for such Property. From the Closing through the date of conveyance, Seller shall continue to conduct its ownership activities with respect to such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

11.2.3. Seller shall have the right, but not the obligation, to cure any fact agreed or determined to be a Title Defect.

11.3 Calculation of Defect Value.

11.3.1. If, because of the Title Defect, title to a particular Property or Well fails completely with the effect that Seller has no ownership interest in the relevant Property, the Defect Value shall be the Allocated Value of that Property assigned specifically to it on Exhibit B.

11.3.2. If a Title Defect exists because Seller owns a lesser Net Revenue Interest in a Property and such Property has an Allocated Value assigned specifically to it on

Exhibit B, then the Defect Value shall be equal to (a) the Allocated Value minus (b) the product of (i) the Allocated Value times (ii) (A) the Net Revenue Interest owned divided by (B) the Net Revenue Interest assigned on Exhibit B.

11.3.3. If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount and such lien, encumbrance or other charge is not securing borrowed funds of Seller, and such Title Defect is not a Minimal Defect, then prior to Closing Seller shall either (a) instruct Buyer to pay at Closing the sum necessary to be paid to the obligee to remove the Title Defect from such Property (the aggregate of all such amounts, the “Liquidated Title Defect Payment”) or (b) retain the obligation of such Title Defect and elect to challenge the validity thereof (or of any portion thereof), in which case Buyer shall extend reasonable cooperation to Seller in such efforts at no risk or expense to Buyer; provided, however, that if such Title Defect is not cured by three days prior to Closing, it shall constitute an Uncured Title Defect. If a Title Defect is a lien, encumbrance or other charge upon a Property which is securing borrowed funds of Seller, then prior to Closing Seller shall obtain a release of any such lien, encumbrance or other charge.

11.3.4 If a Title Defect represents an obligation or burden upon a Property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum the Parties mutually agree upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Property. If the Parties cannot reach an agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.3.5 The Defect Value shall take into consideration all of the applicable guidelines as are set forth in Sections 11.3.1, 11.3.2, 11.3.3, and 11.3.4 above.

11.4 Exclusion of Properties Subject to Title Defects. With respect to any Property subject to an Uncured Title Defect having a Defect Value in excess of $35,000,000, Seller shall have the option (which must be exercised by written notice to Buyer at least two days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. From and after the Closing Date, with respect to any Property that is the subject of an Uncured Title Defect or Defect Value dispute and not conveyed at the Closing Date, Seller shall retain the option described above, which may be exercised by written notice to Buyer at any time prior to resolution of such dispute. If a third party exercises an applicable preferential right of purchase with respect to any Property, the Purchase Price shall be reduced by the Allocated Value of such Property. If third parties exercise applicable preferential purchase rights with respect to the Properties comprising the “Bigfoot Prospect”, the Properties comprising the “Bigfoot North Prospect” shall be removed from this Agreement, in which case the Purchase Price shall be reduced by the aggregate Allocated Value of such Properties. The removal of a Property or portion thereof under this Section 11.4 is referred to as a “Title Defect Removal”.

11.5 Purchase Price Adjustment for Title Benefits. If it is agreed or determined at or before two days prior to the Closing Date that Seller owns a greater Net Revenue Interest in a

Property (other than a Property subject to a Title Defect Removal) than is set forth in Exhibit B, such greater value shall be credited against the value of any Title Defect Removal effected pursuant to the first or second sentences of Section 11.4.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to the Properties actually acquired by Buyer at Closing hereunder, Buyer assume all liability for the assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies, unless otherwise provided in this Article 12. The foregoing shall not abrogate or limit Seller’s indemnity and hold harmless obligations under Section 14.1.

ARTICLE 13

CLOSING

13.1 The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the Seller’s offices at 700 Milam, Suite 3100, Houston, Texas 77002 on November 1, 2006 or such earlier date mutually agreed by the Parties (the “Closing Date”).

13.2 Closing Statement. Seller shall provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted pursuant to Article 4 at least two days prior to the Closing.

13.3 Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

13.3.1. Seller shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit C (the “Assignment”), and other assignments of record title ownership or operating rights with respect to the Leases, as applicable, on appropriate MMS forms;

13.3.2. Buyer shall deliver via wire transfer to an account specified by Seller, in immediately available funds, the adjusted Purchase Price reflected in the closing statement identified in Section 13.2, less the Liquidated Title Defect Payment, if applicable;

13.3.3. Buyer shall deliver via wire transfer to account(s) specified by the applicable payee(s) the Liquidated Title Defect Payment;

13.3.4. Seller shall execute and deliver to Buyer an affidavit in the form attached hereto as Exhibit D; and

13.3.5. Buyer shall execute any applicable governmental forms required by the MMS and other governmental entities with jurisdiction over the Wells, including but not limited to any designation of operator, designation of applicant and oil spill financial responsibility forms.

ARTICLE 14

ALLOCATION OF RISK

14.1 Seller’ Indemnity. After Closing, Seller shall indemnify and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

14.1.1. Except with respect to the P&A Obligations and the Environmental Obligations, the ownership and operation of the Properties prior to the Effective Time including, without limitation, all Losses relating to (a) the payment of any Taxes related to the Properties or production therefrom accruing prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production from the Properties prior to the Effective Time, (c) any personal injuries (including death) or property damages occurring on or in connection with the Properties prior to the earlier of the Closing Date and the Effective Time and (d) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Properties prior to the earlier of the Closing Date and the Effective Time; provided, however, Seller shall have no liability to indemnify Buyer Group under this Section 14.1.1 unless and until the amount of aggregate Losses for which indemnification is required exceeds $5,000,000, and then Seller shall be obligated to indemnify Buyer Group only to the extent of the amount by which aggregate Losses exceeds $5,000,000;

14.1.2. any suit, action, proceeding, lawsuit or other litigation pending against Seller relating to the Properties as of the Effective Time;

14.1.3. all Income Tax Liability and Franchise Tax Liability;

14.1.4. all ERISA Liability; and

14.1.5. the inaccuracy of any representation or warranty of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; provided, however, Seller shall have no liability to indemnify Buyer Group under this Section 14.1.5 unless and until the amount of aggregate Losses for which indemnification is required exceeds $30,000,000, and then Seller shall be obligated to indemnify Buyer Group only to the extent of the amount by which aggregate Losses exceeds $30,000,000; and, provided further, Seller’s maximum aggregate liability to indemnify Buyer Group for any losses under this Section 14.1.5 shall be $300,000,000.

The matters for which Seller has the obligation to indemnify and hold harmless under this Section 14.1, to the extent of such obligation, are referred to herein as “Seller’s Retained Liabilities.” Notwithstanding anything else to the contrary, P&A Obligations and Environmental Obligations do not constitute and are not included in Seller’s Retained Liabilities.

14.2 Survival of Seller’ Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations and warranties made by Seller in this Agreement shall survive Closing; provided, however, any assertion by Buyer that Seller is liable for the inaccuracy of any representation or warranty or any claim pursuant to Section 14.1.5, must be made in writing and must be given to Seller not later than six (6) calendar months following the Closing Date.

14.3 Buyer’ Indemnity. Except to the extent of Seller’s Retained Liabilities, after Closing, Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all Losses suffered by Seller Group relating to (a) the ownership or operation of the Properties from and after the Effective Time, including but not limited to accidents or injuries associated with the Wells, the Facilities, the casings, and all other leasehold equipment in and on the Wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties, (b) the P&A Obligations, whenever arising, whether before or after the Effective Time and (c) all Adverse Environmental Conditions, whenever arising, whether before or after the Effective Time, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal from the Properties to offsite locations prior to Closing), whether before or after the Effective Time, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING ANY LOSSES TO THE EXTENT ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF SELLER GROUP (the indemnity obligations set out in this subsection (c) are referred to as the (“Environmental Obligations”). BUYER HEREBY RELEASES SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW.

14.4 Assumption by Buyer. Except to the extent of Seller’s Retained Liabilities and as otherwise set forth in this Agreement, effective at Closing, Buyer hereby assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, the P&A

Obligations, the Environmental Obligations and all other duties, liabilities and obligations directly and primarily arising out of the Properties acquired by Buyer at Closing (collectively, the “Buyer’s Assumed Liabilities”).

14.5 Limitations of Warranties. Except as otherwise expressly set forth in this Agreement, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (a) to the extent of Seller’ Retained Liabilities and (b) that Seller will warrant title to the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENT, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER MAY HAVE RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES). OTHER THAN AS SET FORTH IN THIS AGREEMENT, ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER’S SOLE RISK. WITH RESPECT TO THE EASEMENTS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THEY ARE CONTIGUOUS; THAT ANY PIPELINES INCLUDED IN THE PROPERTIES LIE WITHIN

THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT OR REMOVE ANY PIPELINES. Subject to the provisions of this Agreement, if necessary, Buyer shall secure its own rights and permits to operate and maintain any pipelines or Facilities comprising a portion of the Properties on the land of others at its own expense. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE ASSIGNMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

14.6 Notice of Losses. If a Loss is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 14 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the Loss, setting forth the particulars associated with the Loss (including a copy of the written Loss, if any) as then known by the Indemnified Party (“Loss Notice”).

14.7 Defense of Losses. Within thirty (30) days after the Indemnifying Party receives a Loss Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Loss. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Loss, the Indemnified Party may defend against, or enter into any settlement with respect to, the Loss as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Loss. The Indemnifying Party’s failure to respond in writing to a Loss Notice within the thirty (30) day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Loss. If the Indemnifying Party elects to assume responsibility for defense and payment of the Loss: (a) the Indemnifying Party shall defend the Indemnified Party against the Loss with counsel of the Indemnifying Party’s choice (reasonably acceptable to the Indemnified Party, which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Loss, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Loss that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Loss or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Loss without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Loss, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

ARTICLE 15

RISK OF LOSS

15.1 Casualty Loss. If, after the date hereof and prior to the Closing any portion of the Properties shall be substantially damaged or destroyed by fire or other casualty, or if any substantial portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, that if prior to Closing a Casualty Loss (after taking into account insurance and indemnity proceeds) occurs of more than ten percent (10%) of the Purchase Price, Seller or Buyer shall have the right to terminate this Agreement by delivery of written notice to the other Parties.

15.2 Buyer’ Risk of Loss. Except as specifically provided in Section 15.1 with respect to any Casualty Loss, Buyer shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time and Seller shall have no liability for losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons (other than with respect to any violation by Seller of the pre-closing covenants contained in Section 7.1).

ARTICLE 16

TERMINATION AND REMEDIES

16.1 Termination. This Agreement may be terminated as provided below.

16.1.1. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

16.1.2. Buyer may terminate this Agreement by delivery of written notice to Seller at any time prior to the Closing Date if, as of the Closing Date, Seller has breached any covenant in this Agreement in any material respect and Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

16.1.3. Seller may terminate this Agreement by delivery of written notice to Buyer at any time prior to the Closing Date if Buyer has breached any covenant in this Agreement in any material respect and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

16.1.4. Either Party may terminate this Agreement in accordance with Section 15.1.

16.1.5. Either Party may terminate this Agreement by delivery of written notice to the other Party if the aggregate of (a) the Uncured Title Defects Value plus (b) the Liquidated Title Defect Payment exceeds ten percent (10%) of the Purchase Price.

16.1.6. Either Party may terminate this Agreement in the event that, as part of a Title Defect Removal in accordance with Section 11.4, either (a) all of the Properties have been removed or (b) all of the Properties other than the Properties comprising the “Bigfoot North Prospect” (as identified on Exhibit B) have been removed.

16.2 Effect of Termination. Each Party’s right of termination under Section 16.1 is, subject to Section 19.15, in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 16.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 16.2 and Article 19, will survive; provided, however, that if this Agreement is terminated because of a willful or intentional breach of this Agreement by the non-terminating Party or because a Party’s condition to Closing is not satisfied as a result of the non-terminating Party’s willful or intentional failure to comply with its obligations under this Agreement, subject to Section 19.15, the terminating Party will be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise.

16.3 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that either Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 17

ADDITIONAL COVENANTS

17.1 Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

17.2 Access to Records by Seller. As soon as reasonably possible after the Closing Date but no later than fourteen (14) days after Closing, Seller shall deliver to Buyer, at Seller’ address, or at such other place as any of same may be kept, the originals of all Records, except that Seller may retain (a) the originals of all Records which are related to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals to Buyer, and (b) the originals of all accounting Records, in which case Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyer. For a period of four (4) years after the date of Closing, Buyer will retain the Records delivered to it pursuant hereto and will make such Records available to Seller upon reasonable notice at Buyer’s offices at reasonable times and during office hours.

17.3 Final Settlement. As soon as practical and, in any event, no later than sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Section 4.1. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. Within fifteen (15) days after Buyer’s receipt of the Final Settlement Statement, Buyer and Seller shall use commercially reasonable efforts to agree upon the adjustments set forth in the Final Settlement Statement. If Seller and Buyer cannot agree upon the Final Settlement Statement, then the provisions of Article 18 shall govern such dispute. Within five (5) days after the agreement of Seller and Buyer on the Final Settlement Statement or the decision of the arbitrators, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement.

17.4 Assumed Contracts. This Agreement is made expressly subject to and Buyer does hereby agree to assume and ratify all Leases and Contracts which are of record, of which Buyer has actual notice, or which are listed on Exhibits A and B (collectively, the “Assumed Contracts”). Buyer shall observe and comply with all covenants, terms and provisions, express or implied, to the extent of Buyer’s interest in the Properties, in the Assumed Contracts.

ARTICLE 18

ARBITRATION

Except as provided in Article 16 or elsewhere in this Agreement, any controversy, dispute or claim between the Parties arising under this Agreement or in any way related to this Agreement shall be determined by binding arbitration, the conduct of which shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

18.1 Determination. The arbitrators selected to act hereunder under the Commercial Arbitration Rules of the American Arbitration Association shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. The arbitration shall be held in Houston, Texas. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

18.2 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, shall be enforceable against any Party in any court of competent jurisdiction, and Buyer and Seller will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto. The arbitrators shall not be entitled to award punitive damages.

ARTICLE 19

MISCELLANEOUS

19.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Seller:	Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
	Attention:	John F. Wombwell
Executive Vice President and General Counsel
	Telephone:	(713) 579-6123
	Telecopier:	(713) 579-6231

Buyer:	Statoil Gulf of Mexico LLC
2101 City West Boulevard
Building IV, 8th Floor
Houston, TX 77042
	Attention:	Oeivind Reinertsen President
	Telephone:	(713) 918-8201
	Telecopier:	(713) 918-8290

with a copy to:	c/o Statoil North America
1055 Washington Boulevard, 7th Floor
Stamford, CT 06901
	Attention:	Mr. Charles T. O’Brien
General Counsel North America
	Telephone:	(203) 978-6988
	Telecopier:	(203) 978-6952

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

19.2 Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

19.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Neither Party shall assign this Agreement without the prior written consent of the other Party, which may be withheld for any reason. Notwithstanding the foregoing, Buyer has the right after the Closing to offer certain of the Properties to EnCana Gulf of Mexico LLC pursuant to the terms of a preferential purchase right set out in a confidentiality agreement dated effective January 26, 2005. No assignment permitted hereunder shall release the assigning Party from any liability hereunder.

19.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein excluding the Confidentiality Agreement dated August 22, 2006 between PXP and Statoil and excluding the Confidentiality Agreement dated August 22, 2006 between PXP and Statoil ASA (collectively, the “Confidentiality Agreements”), which are addressed in Section 19.8. There are no third party beneficiaries having rights under or with respect to this Agreement.

19.5 Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

19.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this

Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

19.8 Confidentiality. All information made available by PXP to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing. The Parties shall remain subject, until the Closing, to the Confidentiality Agreements, at which time of Closing such Confidentiality Agreements shall terminate. Buyer shall take all actions reasonably necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of this Section 19.8. After Closing, Seller will maintain as confidential all information permitted to be retained (either as an original or copy) hereunder.

19.9 Headings. The article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

19.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

19.11 Expenses, Fees and Taxes.

19.11.1. Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the Party incurring them. All Taxes, whether in the form of income, franchise, or capital gains Taxes, imposed by federal, state, or foreign Tax authorities are the obligation of and shall be borne by the Party incurring such Tax. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales Taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (collectively “Transfer Taxes”). If a determination is ever made that a Transfer Tax applies, Buyer shall be liable for such Tax. Buyer shall indemnify and hold Seller Group harmless with respect to the payment of any of such Taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

19.11.2. If the transactions hereunder constitute an applicable asset acquisition pursuant to Section 1060 of the Code, the Parties agree to cooperate in the preparation of Form 8594. The Parties agree that the Allocated Value for each property on Exhibit B shall be used for this purpose. Buyer and Seller shall (a) be bound by this allocation for all Tax purposes, (b) timely file all forms (including IRS Form 8594) and Tax returns required to be filed in connection with this allocation, (c) prepare and file all Tax returns in a manner consistent with this allocation, and (d) take no position inconsistent with this allocation in any Tax return, any audit or examination by, or any proceeding before, any Taxing authority or otherwise. In the event that the allocation is disputed by any Taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

19.11.3. To the extent applicable, Seller shall cooperate with Buyer and any Tax partnership of which Seller is a partner in making an election under Section 754 of the Code and, if requested by Buyer and required by the Code, Seller shall also sign such election with respect to an applicable Tax partnership’s tax year which includes the Closing Date to adjust the basis of such Tax partnership’s assets under Section 743 of the Code.

19.12 Laws and Regulations. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all material permits required by the MMS and other governmental entities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyer shall assume all of the P&A Obligations including, where applicable, the plugging of Wells and the restoration of the surface in compliance with all applicable laws, rules, regulations and in compliance with all Leases and other agreements affecting the Properties, and shall indemnify and hold Seller Group harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyer shall remain liable therefor as concerns Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

19.13 Tax-Deferred Exchange Option. Either Party shall have the right to elect to effect a Tax-deferred exchange under Code Section 1031 (a “Tax-Deferred Exchange”) for all or part of the Properties at any time prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller and Buyer may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each Electing Party shall remain responsible to the other Party for the full and prompt performance of their respective delegated duties. The Electing Party shall indemnify and hold other Party harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 19.13 pursuant to the request of Electing Party.

19.14 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the

Party desiring to make such public announcement or statement shall consult with the other Party hereto and endeavor in good faith to obtain approval of the other Party to the text of a public announcement or statement to be made solely by Seller, on the one hand, or Buyer, on the other, as the case may be; provided, however, if Seller, on the one hand, or Buyer, on the other is required by law or the rules of the New York Stock Exchange or Oslo Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Party, but the Party making such announcement or statement shall promptly provide the other Party with prior notice of such announcement or statement unless such prior notice is prohibited by applicable laws.

19.15 Limitation on Damages. Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any party to this Agreement be liable for any consequential, special, exemplary, punitive or similar damages or lost profits arising out of or relating to this Agreement.

[Remainder of page intentionally left blank]

Executed as of the date set forth above.

SELLER:

Plains Exploration & Production Company

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Executive Vice President – Exploration & Production

BUYER:

Statoil Gulf of Mexico LLC

By:	/s/ Oivind Reinertsen
Name:	Oivind Reinertsen
Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT